Exhibit 10.15

NON-EMPLOYEE DIRECTOR RESTRICTED STOCK UNIT AWARD AGREEMENT
UNDER THE BREAD FINANCIAL HOLDINGS, INC.
2022 OMNIBUS INCENTIVE PLAN

THIS RESTRICTED STOCK UNIT AWARD AGREEMENT (the “Agreement”), made as of January 17, 2023 (the “Grant Date”) by and between Bread Financial Holdings, Inc. (the “Company”) and [Name] (the “Participant”) who is a non-employee director of the Company.
WHEREAS, pursuant to the Company’s 2022 Omnibus Incentive Plan (the “Plan”), the Company desires to afford the Participant the opportunity to acquire, or enlarge his or her ownership of, the Company’s common stock, $0.01 par value per share (“Stock”), so that the Participant may have a direct proprietary interest in the Company’s success.
WHEREAS, the Company desires to have the Participant continue to serve on the Company’s Board of Directors (“Board”) and to provide the Participant with an incentive.
NOW, THEREFORE, in consideration of the covenants and agreements herein contained, the parties hereto agree as follows:
1.    Basis for Award. The Award is made under the Plan pursuant to Section 6(e) thereof.
2.    Award.
(a)The Company hereby awards to the Participant, in the aggregate, [SHARES GRANTED] Restricted Stock Units which shall be subject to the conditions set forth in the Plan and this Agreement.
(b)Restricted Stock Units shall be evidenced by an account established and maintained for the Participant, which shall be credited for the number of Restricted Stock Units granted to the Participant. By accepting this Award, the Participant acknowledges that the Company does not have an adequate remedy in damages for the breach by the Participant of the conditions and covenants set forth in this Agreement and agrees that the Company is entitled to and may obtain an order or a decree of specific performance against the Participant issued by any court having jurisdiction.
(c)Except as provided in the Plan or this Agreement, prior to vesting as provided in Section 3 of this Agreement, the Restricted Stock Units will be forfeited by the Participant and all of the Participant’s rights to Stock or cash underlying the Award shall immediately terminate without any payment or consideration by the Company, in the event of a Participant’s termination of Service, as provided in Section 4 of this Agreement below.
(d)Dividend Equivalent Rights. If the Company pays any cash dividend on its outstanding Stock for which the record date occurs after the Grant Date, the Committee will credit the Participant’s account as of the dividend payment date in an amount equal to the cash dividend paid on one share of Stock multiplied by the number of Restricted Stock Units under this Agreement that have not been settled as of that record date (“Dividend Equivalents”). Such Dividend Equivalents will be subject to the vesting requirements of Section 3 of this Agreement below, and no Dividend Equivalents will vest or be paid to the Participant unless and until the corresponding Restricted Stock Unit vests and is settled.
(e)Rights as Stockholder. The Participant shall have no rights as a stockholder with respect to any Restricted Stock Unit until he or she shall have become the holder of record of such Stock, and except as otherwise provided in this Agreement or the Plan, no adjustment shall be made for dividends or distributions or other rights for which the record date is prior to the date upon which the Participant shall become the holder of record thereof.
3.    Vesting; Settlement. Subject to Sections 2 and 4 of this Agreement, the restrictions thereon will lapse and Award will vest upon the earlier of:
(a)    The Participant’s termination of service, which for the purposes of this Agreement is defined as (i) the Participant’s separation of service from the Board at the end of the Participant’s elected term of service; (ii) the Participant’s death; or (iii) the Participant’s Disability; or
(b)    January 17, 2033.
Provided, however, pursuant to Section 6(e)(iv) of the Plan, this Award shall not vest prior to January 17, 2024. Notwithstanding the foregoing, subject to the limitations of the Plan, the Committee may accelerate the vesting of all or part of the Award at any time and for any reason. As soon as practicable after the Award vests and consistent with Section 409A of the Code, payment shall be made in Stock (based upon the Fair Market Value of the Stock on the day all restrictions lapse) and cash in the amount of any Dividend Equivalents credited to the Participant’s account with respect to such shares of Stock. The Committee shall cause the Stock to be electronically delivered to the Participant’s electronic account with respect to such Stock free of all restrictions. Pursuant to Section 11, any cash and/or the number of shares of Stock delivered shall be net of cash and/or the number of shares of Stock withheld for satisfaction of Tax-Related Items (as defined below), if applicable.
4.    Forfeiture for Early Termination of Service. Unless otherwise determined by the Committee at time of grant or thereafter or as otherwise provided in the Plan, if the Participant terminates his or her service prior to the end of his or her elected term, any unvested portion of any outstanding Award held by a Participant at the time of such early termination of service will be forfeited upon such termination.
5. Participant. Whenever the word “Participant” is used in any provision of this Agreement under circumstances where the provision should logically be construed to apply to the beneficiaries, the executors, the administrators, or the person or persons to whom the Restricted Stock Units and Dividend Equivalents may be transferred by will or by the laws of descent and distribution, the word “Participant” shall be deemed to include such person or persons.

6.Adjustments; Change in Control.

(1)In the event that the Committee determines that any dividend or other distribution (whether in the form of cash, Stock or other property), recapitalization, forward or reverse split,

reorganization, merger, consolidation, spin-off, combination, repurchase or exchange of Stock or other securities, liquidation, dissolution, or other similar corporate transaction or event, affects the Stock such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of Participants under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust any or all of the number and kind of shares that may be issued in respect of Restricted Stock Units. In addition, the Committee is authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, events described in the preceding sentence) affecting the Company or any Affiliate or the financial statements of the Company or any Affiliate or in response to changes in applicable laws, regulations, or accounting principles.

(2)In connection with a Change in Control, the Committee may, in its sole discretion, accelerate the vesting and/or the lapse of restrictions with respect to the Award. If the Award is not assumed, substituted for an award of equal value, or otherwise continued after a Change in Control, the Award shall automatically vest prior to the Change in Control at a time designated by the Committee. Timing of any payment or delivery of shares of Stock under this provision shall be subject to Section 409A of the Code.

(3)All outstanding Restricted Stock Units and Dividend Equivalents (if any) that are assumed, substituted for an award of an equal value, or otherwise continued after a Change in Control shall immediately vest upon a termination of Service by the Company or an Affiliate without Cause, within twelve months after a Change in Control.

7. Clawback. Notwithstanding anything in the Plan or this Agreement to the contrary, in the event that the Participant breaches any nonsolicitation, noncompetition or confidentiality agreement entered into with, or while acting on behalf of, the Company or any Affiliate, the Committee may (a) cancel the Award, in whole or in part, whether or not vested, and/or (b) require such Participant or former Participant to repay to the Company any gain realized or payment or shares received upon the exercise or payment of, or lapse of restrictions with respect to, such Award (with such gain, payment or shares valued as of the date of exercise, payment or lapse of restrictions). Notwithstanding anything in the Plan, in this Agreement or any other agreement to the contrary, (i) if any of the Company’s financial statements are required to be restated due to errors, omissions, fraud, or misconduct, the Committee may, in its sole discretion but acting in good faith, direct the Company to recover all or a portion of any Award or any past or future compensation from any Participant or former Participant with respect to any fiscal year of the Company for which the financial results are negatively affected by such restatement, including through cancellation of an Award or repayment of any gain realized (with such gain valued as of the date of exercise, payment or lapse of restrictions) and (ii) the Award shall be subject to cancellation and the payment of any amounts hereunder shall be subject to repayment as the Committee deems necessary or desirable in order to facilitate compliance with the requirement of the U.S. Securities and Exchange Commission or any applicable securities law, including the requirements of the U.S. Dodd-Frank Wall Street Reform and Consumer Protection Act, or any securities exchange on which the Stock is listed or traded, as may be in effect from time to time. Such cancellation or repayment obligation shall be effective as of the date specified by the Committee. Any repayment obligation may be satisfied in shares of Stock or cash or a combination thereof (based upon the Fair Market Value of the shares of Stock on the date of repayment) or pursuant to any policy adopted to give effect to the cancellation and repayment requirements contemplated pursuant to this Section 7, and the Committee may provide for an offset to any future payments owed by the Company or any Affiliate to the Participant if necessary to satisfy the repayment obligation; provided, however, that if any such offset is prohibited under applicable law, the Committee shall not permit any offsets and may require immediate repayment by the Participant.

8.Compliance with Law. Notwithstanding any of the provisions in this Agreement or in the Plan, the Company will not be obligated to issue or deliver any Stock to the Participant hereunder, if the exercise thereof or the issuance or delivery of such Stock shall constitute a violation by the Participant or the Company of any provisions of any law or regulation of any governmental authority. Any determination in this connection by the Committee shall be final, binding and conclusive. The Company shall in no event be obliged to register any securities pursuant to the U.S. Securities Act of 1933 (as now in effect or as hereafter amended) or to take any other affirmative action in order to cause the issuance or delivery of Stock pursuant thereto to comply with any law or regulation of any governmental authority.

9.No Right to Continued Service. Nothing in this Agreement or in the Plan shall be construed as giving the Participant, any employee or other person the right to continue in Service of the Company or any Affiliate, nor shall it interfere in any way with the right of the Company or any Affiliate to terminate the Participant’s continued Service, or any employee’s or other person’s Service at any time. The Participant acknowledges and agrees that the continued vesting of the Restricted Stock Units granted hereunder is premised upon attainment of the conditions set forth herein and vesting of such Restricted Stock Units shall not accelerate upon Participant’s termination of Service, unless specifically provided for herein.

10.Representations and Warranties of Participant. The Participant represents and warrants to the Company that:

(1)Agrees to Terms of the Plan. The Participant has received a copy of the Plan and has read and understands the terms of the Plan and this Agreement, and agrees to be bound by their terms and conditions. In the event of a conflict or inconsistency between the terms and provisions of the Plan and the provisions of this Agreement, the Plan shall govern and control. All capitalized terms not defined herein shall have the meaning ascribed to them as set forth in the Plan.

(2)Cooperation. The Participant agrees to sign such additional documentation as may reasonably be required from time to time by the Company.

(3)No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Participant’s participation in the Plan, or the Participant’s acquisition or sale of the underlying Stock. The Participant should consult with the Participant’s own personal tax, legal and financial advisors regarding participation in the Plan before taking any action related to the Plan or this Award.

11.Responsibility for Taxes. The Participant acknowledges that, regardless of any action taken by the Company or, if different, the Affiliate that employs the Participant (the “Employer”), the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to the Participant’s participation in the Plan and legally applicable to the Participant (“Tax-Related Items”) is and remains the Participant’s responsibility and may exceed the amount actually withheld by the Company or the Employer. The Participant further acknowledges that the Company and/or the Employer (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Award, including, but not limited to, the grant, vesting or settlement of the Award, the subsequent sale of shares of Stock acquired pursuant to the Award and the receipt of any Dividend Equivalents; and (b) do not commit to and are under no obligation to structure the terms of the Award or any aspect of the Award to reduce or eliminate the Participant’s liability for Tax-Related Items or achieve any particular tax result. Furthermore, if the Participant has become subject to Tax-Related Items in more than one jurisdiction, the Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

In connection with any relevant taxable or tax withholding event, as applicable, the Participant will pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, the Participant authorizes the Company and/or the Employer, or their respective agents, at their discretion, to satisfy their withholding obligations with regard to all Tax-Related Items by: (i) requiring a cash payment from the Participant; (ii) withholding from the Participant’s wages or other cash compensation paid to the Participant by the Company and/or the Employer, (iii) withholding from the proceeds of the sale of Stock acquired pursuant to the Award, either through a voluntary sale or through a mandatory sale arranged by the Company (on the Participant’s behalf pursuant to this authorization without further consent); and/or (iv) withholding from the shares of Stock subject to the Restricted Stock Units, provided, however, that if the Participant is a Section 16 officer of the Company under the Securities Exchange Act of 1934, as amended (“Exchange Act”), then the Participant may elect the form of withholding from the alternatives above in advance of any tax withholding event, and in the absence of the Participant's timely election, the Company will withhold in shares of Stock, or the Committee (as constituted in accordance with Rule 16b-3 under the Exchange Act) may determine that a particular method be used to satisfy any withholding obligations for Tax-Related Items.

The Company may withhold or account for Tax-Related Items by considering statutory or other applicable withholding rates, including maximum applicable rates, in which case the Participant will receive a refund of any over-withheld amount in cash and will have no entitlement to the equivalent in Stock. If the obligation for Tax-Related Items is satisfied by withholding in shares of Stock, the Participant is deemed, for tax purposes, to have been issued the full number of shares of Stock subject to the vested Restricted Stock Units, notwithstanding that a number of the shares of Stock are held back solely for the purpose of paying the Tax-Related Items.

The Company may refuse to issue or deliver the Stock, the proceeds of the sale of Stock or cash in the amount of any Dividend Equivalents if the Participant fails to comply with his or her obligations in connection with the Tax-Related Items.

12.Notice. Every notice or other communication relating to this Agreement shall be in writing, and shall be mailed to or delivered to the party for whom it is intended at such address as may from time to time be designated by it in a notice mailed or delivered to the other party as herein provided; provided, that, unless and until some other address be so designated, all notices or communications by the Participant to the Company shall be mailed or delivered to the Company at its principal executive office, and all notices or communications by the Company to the Participant may be given to the Participant personally or may be mailed to Participant’s address as recorded in the records of the Company.

13.Governing Law; Choice of Venue. This Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware without regard to its conflict of law principles.

For purposes of litigating any dispute that arises under this grant or the Agreement, the parties hereby submit to and consent to the jurisdiction of the State of Texas, agree that such litigation shall be conducted in the courts of Collin County, Texas, or the federal courts for the United States for the Eastern District of Texas, where this grant is made and/or to be performed.

14.Electronic Transmission and Participation. The Company reserves the right to deliver any notice or Award by email in accordance with its policy or practice for electronic transmission and any written Award or notice referred to herein or under the Plan may be given in accordance with such electronic transmission policy or practice. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or any third party designated by the Company.

15.Country-Specific Provisions. The Award shall be subject to any special terms and conditions set forth in the appendix to this Agreement for the Participant’s country (the “Appendix”). Moreover, if the Participant relocates to one of the countries included in the Appendix, the special terms and conditions for such country will apply to the Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Appendix constitutes part of this Agreement.

16.Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Participant’s participation in the Plan, or the Award, or on the Restricted Stock Units and on any Stock acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

17.Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

18.Waiver. The Participant acknowledges that a waiver by the Company of breach of any provision of the Agreement shall not operate or be construed as a waiver of any other provision of the Agreement, or of any subsequent breach by the Participant or any other Participant.

19.Section 409A. Notwithstanding any other provision of the Plan or this Agreement, the following provision shall apply if the Participant is subject to taxation under the laws of the United
States.

(a)     It is intended that the Restricted Stock Units shall qualify for exemption from the application of, or comply with, Section 409A of the Code, and any ambiguities herein will be interpreted with this intention. The Committee reserves the right (but shall not be obligated), to the extent the Committee deems necessary or advisable in its sole discretion, to unilaterally amend or modify this Agreement as may be necessary to ensure that the Restricted Stock Units qualify for exemption from, or comply with Section 409A of the Code or to mitigate any additional taxes, interest, penalties or other adverse tax consequences that may apply under Section 409A of the Code if compliance is not practical; provided, however, that the compensation payable under this Agreement will be exempt from or compliant with Section 409A of the Code and does not guarantee that the compensation payable hereunder will not be subject to any taxes, interest, penalties or other adverse tax consequences under Section 409A of the Code. Nothing in this Agreement shall provide a basis for any person to take any action against the Company or any Affiliate based on matters covered by Section 409A of the Code, including the tax treatment of any amounts paid under this Agreement.

(b)     Additional Payment Requirements Applicable to Award. Restricted Stock Units that constitute non-qualified deferred compensation subject to Section 409A of the Code (“Deferred Compensation”) and are payable either (i) upon a Change in Control or (ii) termination of Service following a Change in Control, in each case, where the Change in Control does not constitute a “change in control event” within the meaning of Section 409A of the Code and U.S. Treasury Regulations, shall instead be payable on the Vesting Dates set forth in Section 3. Further, Restricted Stock Units that constitute Deferred Compensation and are payable on, or that is by reference to, the date of the Participant’s termination of Service shall not be paid on such date unless the termination of Service constitutes a “separation from service” within the meaning of Section 409A of the Code, and if the Participant is a “specified employee” within the meaning of Section 409A of the Code on the date the Participant experiences a separation from service, then the Restricted Stock Units shall instead be paid on the first business day of the seventh month following the Participant’s separation from service, or, if earlier, on the date of the Participant’s death, to the extent such delayed payment is required in order to avoid a prohibited distribution under Section 409A of the Code.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

BREAD FINANICIAL HOLDINGS, INC.

By: _______________________________
Joseph L. Motes III
Executive VP, Chief Administrative Officer, General Counsel and Secretary

PARTICIPANT

[PARTICIPANT NAME]

APPENDIX TO THE
TIME-BASED RESTRICTED STOCK UNIT AWARD AGREEMENT
UNDER THE BREAD FINANICAL
2022 OMNIBUS INCENTIVE PLAN

This Appendix contains additional (or, if so indicated, different) terms and conditions that govern the Award if the Participant is or becomes located outside of the United States of America (the “U.S.”). All capitalized terms not defined herein shall have the meaning ascribed to them as set forth in the Plan or the main body of this Agreement, as applicable. To the extent there are any inconsistencies between these additional terms and conditions and those set forth in the Agreement, these additional terms and conditions shall prevail.
If Participant is a citizen or resident of a country other than the one in which he or she is currently working, is considered a citizen or resident of another country for local law purposes, or transfers employment or residency to another country after the Award is granted, the Company shall, in its discretion, determine to what extent the terms and conditions contained herein shall be applicable to the Participant.
ALL COUNTRIES
Nature of Grant. By accepting the Award, the Participant acknowledges, understands and agrees that:
1)the Plan is established voluntarily by the Company, is discretionary in nature and may be modified, amended, suspended, or terminated by the Company at any time, to the extent permitted by the Plan;
2)the grant of the Award is voluntary and occasional and does not create any contractual or other right to receive future awards, or benefits in lieu of awards, even if awards have been granted in the past;
3)all decisions with respect to future awards, if any, will be at the sole discretion of the Company;
4)the Participant’s participation in the Plan is voluntary;
5)the Award and any Stock or cash underlying or acquired pursuant to the Award, and the income and value of same, are not part of normal or expected compensation or salary for any purposes, including, without limitation, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;
6)the future value of the Stock underlying the Award is unknown, indeterminable and cannot be predicted with certainty;
7)unless otherwise agreed with the Company, the Award is not granted as consideration for, or in connection with, the service the Participant may provide as a director of any Affiliate;

8)no claim or entitlement to compensation or damages shall arise from forfeiture of any portion of this Award resulting from termination of the Participant’s employment relationship (for any reason whatsoever and regardless of whether later found to be invalid or in breach of applicable laws in the jurisdiction where the Participant is employed or the terms of the Participant’s employment agreement, if any);
9)except as otherwise stated in the country specific provisions below, for purposes of the Award, the Participant’s employment relationship will be considered terminated as of the date the Participant is no longer actively providing services to the Company or any Affiliate (regardless of the reason for such termination and whether or not later found to be invalid or in breach of applicable laws in the jurisdiction where the Participant is employed or the terms of the Participant’s employment agreement, if any), and unless otherwise expressly provided in this Agreement or determined by the Company, the Participant’s right to vest in the Award, if any, will terminate effective as of such date and will not be extended by any notice period (e.g., the Participant’s period of employment would not include any contractual notice period or any period of “garden leave” or similar period mandated under the applicable laws in the jurisdiction where the Participant is employed or the terms of the Participant’s employment agreement, if any); the Committee shall have the exclusive discretion to determine when the Participant is no longer actively providing services for purposes of the Award (including whether the Participant may still be considered to be providing services while on a leave of absence);
10)unless otherwise provided in the Plan or by the Company in its discretion, the Award and the benefits under the Plan evidenced by this Agreement do not create any entitlement to have this Award or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Stock or this Award; and
11)neither the Company, the Employer nor any other Affiliate shall be liable for any foreign exchange rate fluctuation between the Participant’s local currency and the U.S. dollar that may affect the value of the Award or of any amounts due to the Participant pursuant to the Award or the subsequent sale of any shares of Stock acquired under the Plan.
Data Privacy Information and Consent.
1)Data Collection and Usage. The Company and the Employer may collect, process and use certain personal information about the Participant, including, but not limited to, the Participant’s name, home address and telephone number, email address, date of birth, social insurance number, passport or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all Restricted Stock Units or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in the Participant’s favor (“Data”), for the purposes of implementing, administering and managing the Plan. The legal basis, where required, for the processing of Data is the Participant’s consent.
2)Stock Plan Administration Service Providers. The Company transfers Data to Fidelity Brokerage Services LLC and its affiliated companies (“Fidelity”), an independent service provider based in the United States, which is assisting the Company with the implementation, administration and management of the Plan. In the future, the Company may select a different service provider and share Data with such other provider serving in a similar manner. The Participant acknowledges and understands that Fidelity will open an account for the Participant to receive this Award and to receive and trade shares of Stock, if any, acquired under the Plan. The Participant may be asked to agree on separate terms and data processing practices with the service provider, with such agreement being a condition to the Participant’s ability to participate in the Plan.
3)International Data Transfers. The Company and its service providers are based in the United States. Participant’s country or jurisdiction may have different data privacy laws and protections than the United States. In the absence of appropriate safeguards, such as standard data protection clauses, the processing of the Participant’s Data in the United States or, as the case may be, other countries might not be subject to substantive data processing principles or supervision by data protection authorities. In addition, the Participant might not have enforceable rights regarding the processing of the Participant’s Data in such countries. The Company's legal basis, where required, for the transfer of Data is Participant’s consent.
4)Data Retention. The Company will hold and use the Data only as long as is necessary to implement, administer and manage the Participant’s participation in the Plan, or as required to comply with legal or regulatory obligations, including under tax and security laws.
5)Voluntariness and Consequences of Consent Denial or Withdrawal. Participation in the Plan is voluntary and the Participant is providing the consents herein on a purely voluntary basis. If the Participant does not consent, or if the Participant later seeks to revoke the Participant’s consent, the Participant’s salary from or employment and career with the Employer will not be affected; the only consequence of refusing or withdrawing the Participant’s consent is that the Company would not be able to grant this Award or other awards to the Participant or administer or maintain such awards.
6)Data Subject Rights. The Participant may have a number of rights under data privacy laws in the Participant’s jurisdiction. Depending on where the Participant is located, such rights may include the right to (i) request access or copies of Data the Company processes, (ii) rectification of incorrect Data, (iii) deletion of Data, (iv) restrictions on processing of Data, (v) portability of Data, (vi) lodge complaints with competent authorities in the Participant’s jurisdiction, and/or (vii) receive a list with the names and addresses of any potential recipients of Data. To receive clarification regarding these rights or to exercise these rights, Participant may contact his or her local human resources representative.
By accepting the Award and indicating consent via the Company’s online acceptance procedure, the Participant is declaring that he or she agrees with the data processing practices described herein and consents to the collection, processing and use of Data by the Company and the transfer of Data to the recipients mentioned above, including recipients located in countries which do not adduce an adequate level of protection from a European (or other non-U.S.) data protection law perspective, for the purposes described above.
Language. The Participant acknowledges and represents that he or she is proficient in the English language or has consulted with an advisor who is sufficiently proficient in English, as to allow the Participant to understand the terms of the Agreement and any other document related to this Award and/or the Plan. If the Participant has received the Agreement, or any other document related to this Award and/or the Plan translated into a language other than English and the meaning of the translated version is different than the English version, the English version will control.
Insider Trading Restrictions/Market Abuse Laws. The Participant acknowledges that the Participant may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions including, but not limited to, the United States and Participant’s country of residence, which may affect the Participant’s ability to accept, acquire, sell or otherwise dispose of Stock, rights to Stock (e.g., Restricted Stock Units) or rights linked to the value of Stock during such times the Participant is considered to have “inside information” regarding the Company as defined in the laws or regulations in the applicable jurisdictions. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. The Participant acknowledges that it is his or her responsibility to comply with any restrictions and the Participant should consult his or her personal legal advisor on this matter.
Foreign Asset / Account and Exchange Control Reporting Obligations. The Participant may be subject to certain foreign asset and/or account reporting requirements and/or exchange control restrictions, reporting requirements or repatriation obligations related to the Award and participation in the Plan. Such requirements and restrictions may be triggered by the grant of the Award, the opening of a brokerage account in connection with the Plan, the acquisition of shares of Stock or dividends paid on the Stock or cash proceeds from the sale of the shares of Stock, or other activities or transactions related to the Plan. The Participant acknowledges that it is his or her responsibility to be compliant with any applicable requirements, and the Participant should consult his or her personal tax or legal advisor with any questions about such requirements.
CANADA
VESTING AND PAYMENT OF THE AWARD. THIS PROVISION SUPPLEMENTS SECTION 3 OF THE MAIN BODY OF THE AGREEMENT:
For the avoidance of doubt, payment of the Award shall be in Stock as described herein (and not in cash as described in Section 6(e)(v) of the Plan).

Termination of Employment. The following provision replaces Section 4 of the Agreement:

Unless otherwise determined by the Committee at time of grant or thereafter or as otherwise provided in the Plan, any unvested portion of any outstanding Award held by a Participant at the time of termination of employment will not vest, and will be forfeited, upon such termination, except to the extent provided under the Canada specific “Nature of Grant” provision of the Appendix below.

Nature of Grant. The following provision replaces subsection (i) of the “Nature of Grant” provision of the Appendix:

For purposes of the Award and the Participant’s right (if any) to earn, seek damages in lieu of, or otherwise be paid any portion of the Award, whether in cash or in Stock (and any related Dividend Equivalents), pursuant to this Agreement, the Participant’s employment relationship will be considered terminated as of the date that is the earlier of (i) the date the Participant’s employment with the Employer is terminated, whether by the Participant, by the Employer, or by way of contractual frustration, or (ii) the date the Participant receives notice of termination (either written or otherwise), regardless of any period during which notice, pay in lieu of notice or related payments or damages are provided or required to be provided under local law. For greater certainty, Participant will not earn or be entitled to any pro-rated vesting for that portion of time before the date on which Participant’s right to vest terminates, nor will Participant be entitled to any compensation for lost vesting. Notwithstanding the foregoing, if applicable employment standards legislation explicitly requires continued vesting during a statutory notice period, Participant’s right to vest in the Award, whether in cash or in Stock (and any related Dividend Equivalents), if any, will terminate effective upon the expiration of Participant’s minimum statutory notice period, and Participant will not earn or be entitled to pro-rated vesting if the vesting date falls after the end of Participant’s statutory notice period, nor will Participant be entitled to any compensation for lost vesting.

Data Privacy. The following provision supplements the “Data Privacy” provision of the Appendix:

To the extent necessary for the purposes of administering the Plan, the Participant hereby authorizes the Company and the Company’s representatives to discuss with and obtain all relevant information from all personnel, professional or not, involved in the administration and operation of the Plan. The Participant further authorizes the Company, any Affiliate and the administrator of the Plan (including Fidelity) to disclose and discuss the Plan with their advisors. The Participant acknowledges and agrees that the Participant's personal information, including any sensitive personal information, may be transferred or disclosed outside of the Province of Quebec, including to the United States. The Participant further authorizes the Company and any Affiliate to record such information and to keep such information in the Participant’s employee file. The Participant also acknowledges and authorizes the Company and any Affiliate, and other parties involved in the administration of the Plan to use technology for profiling purposes and to make automated decisions that may have an impact on the Participant or on the administration of the Plan.

Securities Law Information. The Participant acknowledges that he or she is permitted to sell the Stock acquired under the Plan through the designated broker appointed by the Company, provided the sale of the Stock takes place outside of Canada through facilities of a stock exchange on which the shares of Stock are listed (i.e., at the time of this Award, the NYSE).

INDIA

No country-specific provisions apply.

MEXICO
Labor Law Policy and Acknowledgment. By accepting the Award, the Participant expressly recognizes that Bread Financial Holdings, Inc, with registered offices at 3095 Loyalty Circle, Columbus, OH 43219, USA, is solely responsible for the administration of the Plan and that the Participant’s participation in the Plan and acquisition of shares of Stock do not constitute an employment relationship between the Participant and the Company since the Participant is participating in the Plan on a wholly commercial basis and Participant’s sole Employer (“Bread Financial Mexico”) is an entity other than the Company. Based on the foregoing, the Participant expressly recognizes that the Plan and the benefits that the Participant may derive from his or her participation in the Plan do not establish any rights between the Participant and Bread Financial Mexico, and do not form part of the employment conditions and/or benefits provided by Bread Financial Mexico and any modification of the Plan or its termination shall not constitute a change or impairment of the terms and conditions of the Participant’s employment.
The Participant further understands that his or her participation in the Plan is a result of a unilateral and discretionary decision of the Company; therefore, the Company reserves the absolute right to amend and/or discontinue Participant’s participation at any time without any liability to the Participant.
Finally, the Participant hereby declares that he or she does not reserve any action or right to bring any claim against the Company for any compensation or damages regarding any provision of the Plan or the benefits derived under the Plan, and the Participant therefore grants a full and broad release to the Company, its Affiliates, branches, representation offices, its shareholders, officers, agents or legal representatives with respect to any claim that may arise.
Plan Document Acknowledgment. By accepting the Award, the Participant acknowledges that Participant has received a copy of the Plan, has reviewed the Plan and the Agreement in their entirety and fully understands and accepts all provisions of the Plan and the Agreement. In addition, by accepting the Award, the Participant acknowledges that Participant has read and specifically and expressly approves the terms and conditions in the “Nature of the Grant” provision of the Appendix, in which the following is clearly described and established: (i) participation in the Plan does not constitute an acquired right; (ii) the Plan and participation in the Plan is offered by the Company on a wholly discretionary basis; (iii) participation in the Plan is voluntary; and (iv) neither the Company, the Employer nor any Affiliate is responsible for any decrease in the value of the shares of Stock, if any, underlying the Award.
Política de la Ley Laboral y Reconocimiento. Al aceptar el Premio, el Participante reconoce expresamente que Bread Financial Holdings, Inc, con oficinas registradas ubicadas a 3095 Loyalty Circle, Columbus, OH 43219, USA, es el único responsable de la administración del Plan y que participación del Participante en el mismo y la adquisición de Acciones no constituye de ninguna manera una relación laboral entre el Participante y la Compañía, debido a que la participación de esa persona en el Plan deriva únicamente de una relación comercial y el único Patrón del participante (“Bread Financial Mexico”) es una entidad distinta a la Compañía. Derivado de lo anterior, el Participante reconoce expresamente que el Plan y los beneficios que pudieran derivar para el Participante por su participación en el mismo, no establecen ningún derecho entre el Participante y Bread Financial Mexico, y no forman parte de las condiciones laborales y/o prestaciones otorgadas por Bread Financial Mexico, y cualquier modificación al Plan o la terminación del mismo de ninguna manera podrá ser interpretada como una modificación o detrimento de los términos y condiciones de trabajo del Participante.
Asimismo, el Participante reconoce que su participación en el Plan es resultado de la decisión unilateral y discrecional de la Compañía, por lo tanto, la Compañía se reserva el derecho absoluto para modificar y/o discontinuar la participación del Participante en cualquier momento, sin ninguna responsabilidad hacia el Participante.
Finalmente el Participante manifiesta que no se reserva ninguna acción o derecho que ejercitar en contra dela Compañía, por cualquier compensación o daños o perjuicios en relación con cualquier disposición del Plan o de los beneficios derivados del mismo, y en consecuencia exime amplia y completamente a la Compañía, sus Afiliadas, sucursales, oficinas de representación, sus accionistas, administradores, agentes y representantes legales con respecto a cualquier reclamo que pudiera surgir.
Reconocimiento de Documentos del Plan. Al aceptar el premio, el Participante reconoce que ha recibido una copia del Plan, que ha revisado el Plan y el Acuerdo en su totalidad y entiende y acepta los términos del Plan y del Acuerdo. Adicionalmente, al aceptar el Premio, el Participante reconoce que ha leído y específica y expresamente aprueba los términos y condiciones denominado "Naturaleza de la Concesión), donde claramente se establece que (i) la participación en el Plan no constituye un derecho adquirido, (ii) el Plan y la participación en el Plan es ofrecido por la Compañía en forma totalmente discresional; (iii) la participación en el Plan es voluntaria; y (iv) ni la Compañía ni el Patrón ni su Afiliada es responsable por el decremento en el valor de las acciones del premio respectivo.

Securities Law Information. The Award and the shares of Stock offered under the Plan have not been registered with the National Register of Securities maintained by the Mexican National Banking and Securities Commission and cannot be offered or sold publicly in Mexico. In addition, the Plan, the Agreement and any other document relating to Award may not be publicly distributed in Mexico. These materials are addressed to Participant only because of Participant’s existing relationship with the Company and these materials should not be reproduced or copied in any form. The offer contained in these materials does not constitute a public offering of securities but rather constitutes a private placement of securities addressed specifically to individuals who are present employees of the Employer made in accordance with the provisions of the Mexican Securities Market Law, and any rights under such offering shall not be assigned or transferred.